Exhibit 10.03

Cadence Design Systems, Inc.
Nonstatutory Incentive Stock Award Agreement
1987 Stock Incentive Plan (“Plan”)

Cadence Design Systems, Inc. (the “Company”), pursuant to the Plan, hereby grants you an Incentive Stock Award as set forth below. This award is subject to the terms set forth herein and all of the terms and conditions set forth in this Nonstatutory Incentive Stock Award Agreement (this “Agreement”) and in the Plan attached hereto; provided, however, that in the event of a conflict between the terms of this Agreement and the terms of the Plan, the terms of this Agreement shall prevail.

Grantee:
ID Number:
Nonstatutory Incentive Stock Award Number:
Date of Award:
Vesting Commencement Date:
Number of Shares Subject to Incentive Stock Award:

Vesting Schedule:	1/6th of the shares vests on (6 months after Vesting Commencement Date)
1/6th of the shares vests on (12 months after Vesting Commencement Date)
1/6th of the shares vests on (18 months after Vesting Commencement Date)
1/6th of the shares vests on (24 months after Vesting Commencement Date)
1/6th of the shares vests on (30 months after Vesting Commencement Date)
1/6th of the shares vests on (36 months after Vesting Commencement Date)

No. 83(b) Election. You acknowledge and agree that you will be taxed on shares as they vest in accordance with the above schedule and that you will not make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, with respect to any shares granted under this Agreement. If you make such an election in violation of this Agreement then all unvested shares shall immediately, upon discovery of the violation, be forfeited and you will indemnify and hold harmless the Company for any lost tax deductions or other adverse tax consequences suffered by the Company as a result of your violation.

Termination of Status as an Employee or Consultant. If you cease to serve as an Employee or Consultant (as those terms are defined in the Plan) for any reason other than your death, the vesting of your shares shall immediately cease on the effective date of termination of your status as an Employee or Consultant.

Death of Participant. In the event of your death before all the shares have vested, if you shall have been in Continuous Status (as defined in the Plan) as an Employee or Consultant since the Date of Award, the number of shares scheduled to vest on the next vesting date shall be deemed to have vested immediately prior to your death.

Acceptance. Your right to the Incentive Stock will be forfeited unless you deliver to the Stock Administration Department, Cadence Design Systems, Inc., 2655 Seely Avenue, San Jose, CA 95134, a counterpart of this Agreement duly executed by you, no later than                     , unless you have received an extension from the Company in writing.

Cadence Design Systems, Inc.

By:

Name

Title:

Date:

Acknowledged and Agreed